UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OF 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2017

Carolco Pictures, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-55353	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 Glades Road, Ste. 500 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 826-9307

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 11, 2017, David Cohen resigned as the Chief Executive Officer and as a director of Carolco Pictures, Inc. (the “Company”). As previously disclosed, Mr. Cohen’s resignation was not the result of any disagreement with the Company on any matter relating to its operation, policies (including accounting or financial policies) or practices.

Also effective April 11, 2017, the Company entered into an executive employment agreement with Alexander Bafer pursuant to which Mr. Bafer will be employed by the Company as chief executive officer for a period of one year, subject to extension. The executive employment agreement contains other customary terms and conditions relating to the employment of Mr. Bafer.

The executive employment agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

At April 11, 2017 we had 35,203 shares of our common stock issued and outstanding. The following table sets forth information regarding the beneficial ownership of our common stock as of April 11, 2017 by:

●	each person known by us to be the beneficial owner of more than 5% of our common stock;

●	each of our directors;

●	each of our named executive officers; and

●	our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 5550 Glades Road, Suite 500, Boca Raton, Florida 33431. The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		% of Class

Alexander Bafer	3,079	(1)	98.4%
Bradley Albert	1,203	(2)	3.4%
Justin Morris	1,203	(3)	3.4%

All directors and executive officers as a group (4 persons)	80,352,934	(4)	19.4%

(1)	Mr. Bafer, our Chairman of the Board and Chief Executive Officer, holds 530 shares of common stock, 3,750,000 Series A Preferred shares (____% of this class), of which 3,240,000 are held in the name of Brick Top Holdings, Inc., a company owned and controlled by Mr. Bafer, and 510,000 shares are held in his name. The Series A Preferred shares are not convertible into common shares and carry voting rights of 100 votes per share held. Mr. Bafer also holds 17,875,000 shares (_____% of this class) of Series C Preferred stock which are convertible into two (2) common shares for each Series C Preferred share held. Beneficial ownership also reflect shares obtainable through the conversion of a convertible note payable to Mr. Bafer with a principal balance of approximately $434,000 at $0.0001 per share totaling 434 potential common shares. As a result of Mr. Bafer’s common and preferred stockholdings, he holds ____% of the outstanding vote.

(2)	Mr. Albert serves as our Chief Creative Officer and a Director. He holds 6,015,625 shares of Series C Preferred stock (15.9% of this class) convertible into common shares at a ratio of two (2) common shares for each Series C Preferred share held.

(3)	Mr. Morris serves as our Chief Operating Officer and a Director. He holds 6,015,625 shares of Series C Preferred stock (15.9% of this class) convertible into common shares at a ratio of two (2) common shares for each Series C Preferred share held.

(4)	Includes 7,506 shares that the executive officers and directors may acquire upon conversion of preferred shares or convertible debt, as outlined above.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1	Executive Employment Agreement by and between Carolco Pictures, Inc. and Alexander Bafer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Carolco Pictures, Inc.

Date: April 17, 2017	By:	/S/ Alexander Bafer
Alexander Bafer, Chief Executive Officer